Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data as of and for each of the five years in the period ended December 31, 2013, which is derived from the combined financial results of Tesoro Logistics LP predecessor (the “TLLP Predecessor”), our predecessor for accounting purposes, for periods presented through April 25, 2011, and the consolidated financial results of Tesoro Logistics LP (“TLLP”) for the period beginning April 26, 2011, the date TLLP commenced operations. The TLLP Predecessor includes the financial results of the initial assets acquired from Tesoro Corporation and its subsidiaries (“Tesoro”) during the initial public offering (the “Initial Offering”) through April 25, 2011. All financial results have also been adjusted for subsequent transactions with predecessors as noted below.

In 2013 and 2012, we entered into various transactions with Tesoro and our general partner, Tesoro Logistics GP, LLC (“TLGP”), pursuant to which TLLP acquired from Tesoro the following:

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two marine terminals, a marine storage terminal, a products terminal, a petroleum coke handling and storage facility, over 100 miles of active crude oil and refined products pipeline and certain assets and properties related thereto located in Southern California (the “Los Angeles Logistics Assets”) effective December 6, 2013 (the “Los Angeles Logistics Assets Acquisition”);

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six marketing terminals and storage facilities located in Southern California and certain assets and properties related thereto (the “Los Angeles Terminal Assets”) effective June 1, 2013 (the “Los Angeles Terminal Assets Acquisition”);

•	the Anacortes rail car unloading facility assets (collectively, the “Anacortes Rail Facility”) effective November 15, 2012 (the “Anacortes Rail Facility Acquisition”);

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the Long Beach marine terminal and related short-haul pipelines, including the Los Angeles short-haul pipelines (collectively, the “Long Beach Assets”) effective September 14, 2012 (the “Long Beach Assets Acquisition”); and

•	the Martinez crude oil marine terminal assets (collectively, the “Martinez Crude Oil Marine Terminal”) effective April 1, 2012 (the “Martinez Marine Terminal Acquisition”).

These transactions are collectively referred to as “Acquisitions from Tesoro.”

The Acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP Predecessor and TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the Acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented; provided however that the Los Angeles Terminal Assets are not included in historical results prior to the effective date of their acquisition since they were not operated by Tesoro prior to their acquisition by TLLP. We refer to the TLLP Predecessor and, prior to each acquisition date, the Acquisitions from Tesoro collectively as our “Predecessors.”

Our Predecessors generally recognized only the costs and did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment or for trucking services in the Crude Oil Gathering segment prior to the Initial Offering and the subsequent acquisitions. Accordingly, the revenues in our Predecessors’ historical combined financial statements relate only to amounts received from third parties for these services and amounts received from affiliates with respect to transportation regulated by the Federal Energy Regulatory Commission and the North Dakota Public Service Commission on our High Plains system. Affiliate revenues have been recorded for all of our assets in the Crude Oil Gathering segment and the Terminalling and Transportation segment subsequent to the commencement of the commercial agreements with Tesoro upon completion of the Initial Offering and subsequent acquisitions. As a result, the information included in the following tables is not comparable on a year-over-year basis. See “Factors Affecting the Comparability of Our Financial Results” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 on page 52 of TLLP’s Annual Report on Form 10-K for the Year Ended December 31, 2013 for further information.

The following table should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 and our combined consolidated financial statements in Item 8.

	Year Ended December 31,
	2013 (a)	2012 (a)	2011 (a)	2010	2009
				Predecessors	Predecessors
	(Dollars in thousands, except units and per unit amounts)
Statement of Operations Data:
Total Revenues (b)	$305,476	$156,839	$87,337	$29,057	$28,538
Net Income (Loss)	$41,637	$55,507	$18,499	$(34,001)	$(30,991)
Loss attributable to Predecessors	38,017	1,284	16,069	34,001	30,991
Net income attributable to partners	$79,654	$56,791	$34,568	$—	$—
General partner’s interest in net income, including incentive distribution rights (c)	$12,153	$2,674	$692	$—	$—
Common unitholders’ interest in net income (c)	$45,559	$28,238	$16,938	$—	$—
Subordinated unitholders’ interest in net income (c)	$21,942	$25,879	$16,938	$—	$—
Net income per limited partner unit (c):
Common - basic	$1.48	$1.90	$1.11
Common - diluted	$1.47	$1.89	$1.11
Subordinated - basic and diluted	$1.35	$1.47	$1.11
Weighted average limited partner units outstanding:
Common units - basic	31,545,935	16,614,668	15,254,890
Common units - diluted	31,618,434	16,708,950	15,282,366
Subordinated units - basic and diluted	15,254,890	15,254,890	15,254,890
Cash distribution per unit	$2.1100	$1.7150	$0.9573
Balance Sheet Data (at period end):
Total Assets	$1,502,312	$363,178	$233,809	$192,621	$198,784
Debt	1,164,020	353,922	50,000	—	—
Cash Flows From (Used In):
Operating activities	$98,367	$77,505	$26,505	$(22,039)	$(19,668)
Investing activities	(386,560)	(124,947)	(15,021)	(4,789)	(13,954)
Financing activities	292,106	48,406	6,842	26,828	33,622
Increase in cash and cash equivalents	$3,913	$964	$18,326	$—	$—
Capital Expenditures:
Expansion	$62,884	$80,633	$10,418	$367	$5,922
Maintenance (d)	15,725	10,719	8,268	4,167	4,431
Total Capital Expenditures	$78,609	$91,352	$18,686	$4,534	$10,353
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(a)	Includes the historical results related to the Partnership and Predecessors for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2011.
(b) Our Predecessors did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment or for trucking services in the Crude Oil Gathering segment for the TLLP Predecessor prior to the Initial Offering on April 26, 2011 or for assets acquired in the Acquisitions from Tesoro prior to the effective date of each acquisition.

(c)
TLLP excludes losses attributable to Predecessors from its calculation of net income per limited partner unit in accordance with the partnership agreement. The table below provides supplemental presentation of net income per limited partner unit, as adjusted, using the Net Income (Loss) shown above. This supplemental information assumes the common unitholders, subordinated unitholders and General Partner participated in the pre-acquisition date losses attributable to the Predecessors for the years ended December 31, 2013, 2012 and 2011.

	2013	2012	2011
Common - basic	$0.68	$1.86	$0.59
Common - diluted	$0.68	$1.85	$0.59
Subordinated - basic and diluted	$0.56	$1.43	$0.59

(d)	Maintenance capital expenditures include expenditures required to maintain equipment, ensure the reliability, integrity and safety of our tankage and pipelines and address environmental regulations.

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